EXHIBIT 5.1


                 [Letterhead of Diamond Offshore Drilling, Inc.]


                                  July 20, 2004

Diamond Offshore Drilling, Inc.
15415 Katy Freeway, Suite 100
Houston, Texas 77094

Ladies and Gentlemen:

           I am the General Counsel of Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-8, together with all exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the proposed issuance of up to 750,000 shares (the "Shares") of the common stock, par value $0.01 per share, of the Company pursuant to the Amended and Restated Diamond Offshore Drilling, Inc. 2000 Stock Option Plan (the "Plan"). I note that I hold options to purchase Shares under the Plan.

           In so acting, I have examined originals or copies (certified or otherwise identified to my satisfaction) of, or am otherwise familiar with, the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated By-laws, the Plan, together with the resolutions adopted by the Board of Directors of the Company adopting the Plan and reserving for issuance the Shares issuable pursuant to the Plan, the Registration Statement, and such other corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

           In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, I have relied upon certificates or comparable documents of officers and representatives of the Company.

           Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares to be issued pursuant to the Plan have been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law and as contemplated under the Plan, will be validly issued, fully paid and nonassessable.

           I hereby consent to the filing of this letter as an exhibit to the Registration Statement.



                                 Very truly yours,

                                 /s/ William C. Long
                                 ---------------------------------------------
                                 William C. Long
                                 Vice President, General Counsel and Secretary